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                           The Navigators Group, Inc.
                                 CORPORATE NEWS

                              Navigators Announces
                           New Chief Financial Officer


NEW YORK - (BUSINESS WIRE) - July 28, 2008 -- The Navigators Group, Inc. (NASDAQ:NAVG) today announced the hiring of Francis McDonnell as Senior Vice President and Chief Financial Officer. Mr. McDonnell will join the Company on August 5, 2008 and will assume responsibility as Chief Financial Officer on August 15, 2008 upon the retirement of Paul J. Malvasio, which had been previously announced by the Company.

Mr. McDonnell most recently served as Chief Financial Officer of ACE USA, a subsidiary of ACE Ltd. Previously he held the position of Chief Financial Officer of PMA Capital Corporation and, before that, various financial management positions with Reliance Insurance Company. He is a Certified Public Accountant and holds the Chartered Property Casualty Underwriter designation. Mr. McDonnell holds an undergraduate degree from Rutgers University and a Master of Business Administration degree from St. Joseph's University.

Stan Galanski, Chief Executive Officer of Navigators, commented, "We are pleased to announce the transition in our Chief Financial Officer role from Paul Malvasio to Frank McDonnell. Paul has served our shareholders well during his tenure, with significant growth in the Company's earnings, assets and book value, and we are grateful for his many contributions. We are delighted to welcome Frank McDonnell to Navigators, and have every expectation that he will continue to develop our culture of excellence and performance in all areas of financial management."

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe. For more information, please visit our web site at www.navg.com.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate," expect," "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators' most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.


CONTACT: The Navigators Group, Inc.
Elliot S. Orol, 914-933-6027
Senior Vice President, General Counsel and Secretary eorol@navg.com http://www.navg.com